Exhibit 12.1
NATIONAL CITY CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

	Nine Months Ended
	September 30,				Year Ended December 31,
(Dollars in Thousands)	2006		2005		2005		2004		2003		2002		2001

COMPUTATION EXCLUDING PREFERRED STOCK DIVIDENDS:
Income before income tax expense	$2,129,241		$2,403,783		$2,965,416		$4,077,940		$3,237,466		$2,168,801		$2,166,501
Interest on nondeposit interest bearing liabilities	1,436,214		1,004,724		1,431,470		697,204		738,085		762,163		1,198,172
Portion of rental expense deemed representative of interest	39,748		46,654		59,190		40,592		37,116		37,544		35,281

Total income for computation excluding interest on deposits	3,605,203		3,455,161		4,456,076		4,815,736		4,012,667		2,968,508		3,399,954
Interest on deposits	1,756,650		1,110,416		1,604,601		896,131		891,731		1,148,378		1,777,731

Total income for computation including interest on deposits	$5,361,853		$4,565,577		$6,060,677		$5,711,867		$4,904,398		$4,116,886		$5,177,685

Fixed charges excluding interest on deposits	$1,475,962		$1,051,378		$1,490,660		$737,796		$775,201		$799,707		$1,233,453

Fixed charges including interest on deposits	$3,232,612		$2,161,794		$3,095,261		$1,633,927		$1,666,932		$1,948,085		$3,011,184

Ratio excluding interest on deposits	2.44	x	3.29	x	2.99	x	6.53	x	5.18	x	3.71	x	2.76	x
Ratio including interest on deposits	1.66	x	2.11	x	1.96	x	3.50	x	2.94	x	2.11	x	1.72	x
COMPUTATION INCLUDING PREFERRED STOCK DIVIDENDS:
Total income for computation excluding interest on deposits	$3,605,203		$3,455,161		$4,456,076		$4,815,736		$4,012,667		$2,968,508		$3,399,954

Total income for computation including interest on deposits	$5,361,853		$4,565,577		$6,060,677		$5,711,867		$4,904,398		$4,116,886		$5,177,685

Fixed charges excluding interest on deposits and preferred stock dividends	$1,475,962		$1,051,378		$1,490,660		$737,796		$775,201		$799,707		$1,233,453
Pretax preferred stock dividends	1,850		1,820		2,416		1,209		—		32		1,563

Fixed charges including preferred stock dividends, excluding interest on deposits	1,477,812		1,053,198		1,493,076		739,005		775,201		799,739		1,235,016
Interest on deposits	1,756,650		1,110,416		1,604,601		896,131		891,731		1,148,378		1,777,731

Fixed charges including interest on deposits and preferred stock dividends	$3,234,462		$2,163,614		$3,097,677		$1,635,136		$1,666,932		$1,948,117		$3,012,747

Ratio excluding interest on deposits	2.44	x	3.28	x	2.98	x	6.52	x	5.18	x	3.71	x	2.75	x
Ratio including interest on deposits	1.66	x	2.11	x	1.96	x	3.49	x	2.94	x	2.11	x	1.72	x

COMPONENTS OF FIXED CHARGES:
Interest:
Interest on deposits	$1,756,650		$1,110,416		$1,604,601		$896,131		$891,731		$1,148,378		$1,777,731
Interest on nondeposit interest bearing liabilities	1,436,214		1,004,724		1,431,470		697,204		738,085		762,163		1,198,172

Total interest charges	$3,192,864		$2,115,140		$3,036,071		$1,593,335		$1,629,816		$1,910,541		$2,975,903

Rental Expense:
Rental expense	$120,448		$141,376		$179,363		$123,005		$112,474		$113,769		$106,911
Portion of rental expense deemed representative of interest	39,748		46,654		59,190		40,592		37,116		37,544		35,281
Preferred Stock Charge:
Preferred stock dividends	1,267		1,201		1,616		786		—		21		1,016
Pretax preferred dividends	1,850		1,820		2,416		1,209		—		32		1,563